The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 9, 2021

March , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021) due May 5, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to the performance of the J.P. Morgan Growth Focus Basket (Mar 2021) of 40 equally weighted Reference Stocks, which we refer to as the Basket, as reduced by the Basket Deduction of 2.25%.
•	The Reference Stocks in the Basket represent the common stocks / common units / common shares / American depositary shares of 40 U.S.-listed companies that may fit a growth investment strategy.
•	Investors should be willing to forgo interest and dividend payments and, if the Basket is flat, declines or does not increase by at least 2.25%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 26, 2021 and are expected to settle on or about March 31, 2021.
•	CUSIP: 48129KAT7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $970.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to the J.P. Morgan Growth Focus Basket (Mar 2021) (the “Basket”), an equally weighted basket consisting of 40 Reference Stocks of U.S.-listed companies that may fit a growth investment strategy, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Stock Weight: With respect to each Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Basket Deduction: 2.25%

Pricing Date: On or about March 26, 2021

Original Issue Date (Settlement Date): On or about March 31, 2021

Observation Date *: May 2, 2022

Maturity Date*: May 5, 2022

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:

$1,000 × (1 + Basket Return – Basket Deduction)

In no event, however, will the payment at maturity be less than $0.

If the Final Basket Value is less than or equal to the Initial Basket Value or does not exceed the Initial Basket Value by at least 2.25%, you will lose some or all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker JPINGRG1. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Common stock of Honeywell International Inc., par value $1.00 per share	HON	1/40
Common stock of Mercury Systems, Inc., par value $0.01 per share	MRCY	1/40
Common stock of Norfolk Southern Corporation, par value $1.00 per share	NSC	1/40
Class A common stock of Constellation Brands, Inc., par value $0.01 per share	STZ	1/40
Common stock of Five Below, Inc., par value $0.01 per share	FIVE	1/40
Common stock of Fortune Brands Home & Security, Inc., par value $0.01 per share	FBHS	1/40
Common stock of lululemon athletica inc., par value $0.005 per share	LULU	1/40
Common stock of Target Corporation, par value $0.0833 per share	TGT	1/40
Common stock of Wynn Resorts, Limited, par value $0.01 per share	WYNN	1/40
Common stock of Ameren Corporation, par value $0.01 per share	AEE	1/40
Common shares of beneficial interest of Americold Realty Trust, par value $0.01 per share	COLD	1/40
Common shares of beneficial interest of Corporate Office Properties Trust, par value $0.01 per share	OFC	1/40
Common stock of Prologis Inc., par value $0.01 per share	PLD	1/40
Common stock of SVB Financial Group, par value $0.001 per share	SIVB	1/40
Common stock of Agios Pharmaceuticals, Inc., par value $0.001 per share	AGIO	1/40
American depositary shares, each representing one ordinary share, nominal value DKK 1 per share, of Ascendis Pharma A/S	ASND	1/40
Common stock of BioMarin Pharmaceutical Inc., par value $0.001 per share	BMRN	1/40
Common stock of Boston Scientific Corporation, par value $0.01 per share	BSX	1/40
Common stock of Danaher Corporation, par value $0.01 per share	DHR	1/40
Common stock of Eli Lilly and Company, no par value	LLY	1/40
Common stock of Humana Inc., par value $0.16 2/3 per share	HUM	1/40
Common stock of Karyopharm Therapeutics Inc., par value $0.0001 per share	KPTI	1/40
Class A common stock of Hostess Brands, Inc., par value $0.0001 per share	TWNK	1/40
Common stock of Ulta Beauty, Inc., par value $0.01 per share	ULTA	1/40
Common stock of Dominion Energy, Inc., no par value	D	1/40
Common stock of Targa Resources Corp., par value $0.001 per	TRGP	1/40
PS-2 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
share
Common stock of Baxter International Inc., par value $1.00 per share	BAX	1/40
Common stock of Penumbra, Inc., par value $0.001 per share	PEN	1/40
Common stock of Thermo Fisher Scientific Inc., par value $1.00 per share	TMO	1/40
Common stock of UnitedHealth Group Incorporated, par value $0.01 per share	UNH	1/40
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	1/40
Class A common stock of Charter Communications, Inc., par value $0.001 per share	CHTR	1/40
Common stock of The Walt Disney Company, par value $0.01 per share	DIS	1/40
Class A common stock of Peloton Interactive, par value $0.000025 per share	PTON	1/40
Common stock of Arista Networks, Inc., par value $0.0001 per share	ANET	1/40
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	1/40
Common stock of TransUnion, par value $0.01 per share	TRU	1/40
Common stock of Varonis Systems, Inc., par value $0.001 per share	VRNS	1/40
Common stock of Verisk Systems, Inc., par value $0.001 per share	VRSK	1/40
Class A common stock of Vivint Smart Home, Inc., par value $0.0001 per share	VVNT	1/40
PS-3 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00; and
•	a Basket Deduction of 2.25%

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity (1)
165.00	65.00%	62.75%	$1,627.50
150.00	50.00%	47.75%	$1,477.50
140.00	40.00%	37.75%	$1,377.50
130.00	30.00%	27.75%	$1,277.50
120.00	20.00%	17.75%	$1,177.50
110.00	10.00%	7.75%	$1,077.50
105.00	5.00%	2.75%	$1,027.50
102.25	2.25%	0.00%	$1,000.00
101.00	1.00%	-1.25%	$987.75
100.00	0.00%	-2.25%	$977.75
95.00	-5.00%	-7.25%	$927.75
90.00	-10.00%	-12.25%	$877.75
80.00	-20.00%	-22.25%	$777.75
70.00	-30.00%	-32.25%	$677.75
60.00	-40.00%	-42.25%	$577.75
50.00	-50.00%	-52.25%	$477.75
40.00	-60.00%	-62.25%	$377.75
30.00	-70.00%	-72.25%	$277.75
20.00	-80.00%	-82.25%	$177.75
10.00	-90.00%	-92.25%	$77.75
2.25	-97.75%	-100.00%	$0.00
1.00	-99.00%	-100.00%	$0.00
0.00	-100.00%	-100.00%	$0.00

(1) In no event will the payment at maturity be less than $0.

PS-4 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Basket Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

How the Notes Work

Investors will receive at maturity a cash payment, for each $1,000 principal amount note, equal to $1,000 × (1 + Basket Return – Basket Deduction). The Basket Deduction is 2.25%.

Upside Scenario:

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 2.75% return, or $1,027.50 per $1,000 principal amount note.

Par Scenario:

•	If the closing level of the Basket increases 2.25%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

•	If the closing level of the Basket declines 50.00%, investors will lose 52.25% of their principal amount and receive only $477.75 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 × (1 + -50.00% – 2.25%) = $477.75

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. The amount payable at maturity, if any, will reflect the performance of the Basket, subject to a reduction by the Basket Deduction. Because the Basket Deduction reduces the Basket Return, if the Final Basket Value is less than or equal to the Initial Basket Value or does not exceed the Initial Basket Value by at least 2.25%, you will lose some or all of your principal amount at maturity.

PS-5 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

•	THE BASKET DEDUCTION WILL REDUCE THE RETURN ON THE NOTES AT MATURITY —

Because the Basket Deduction of 2.25% is deducted from the Basket Return, the return on the notes at maturity will be 2.25% less than the Basket Return, regardless of whether the Basket has appreciated or depreciated, provided that the payment at maturity will not be less than $0.  In addition, even if the Basket has appreciated but the Basket Return is less than 2.25%, you will lose up to 2.25% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket composed of 40 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN —

You should evaluate an investment in the notes in light of your particular circumstances.

The IRS could seek to treat the notes in whole or in part as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case you may be subject to adverse tax consequences.

If you are a Non-U.S. Holder, we expect that implicit dividend equivalent amounts will be withheld upon at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI. Any “effectively connected income” from your notes, which includes any gain from the sale or settlement of your notes that is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. Holder. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

We will not pay any additional amounts with respect to any withholding tax.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

PS-6 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-7 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL —

The Reference Stocks in the Basket represent the common stocks / common units / common shares / American depositary shares of 40 U.S.-listed companies that may fit a growth investment strategy.  The determination as to whether a company is growth-oriented is subjective, and you should undertake your own investigation into each Reference Stock and its issuer.  In addition, even if the Reference Stocks exhibit the characteristics of growth-oriented companies, there can be no assurance that the Basket will outperform any other index or strategy that tracks U.S. stocks selected using other criteria.  A “growth” investment strategy is premised on the goal of investing in stocks that are determined to have strong earnings growth under the assumption that the value of those stocks will increase over time as their earnings grow.  However, the Reference Stocks may not actually exhibit strong earnings growth, and there is no guarantee that any stock experiencing earnings growth would appreciate over the term of the notes.  It is possible that the investment strategy represented by the Basket will not be successful and that the levels of the Basket and the notes will be adversely affected. Moreover, there can be no assurance that the Reference Stocks will outperform any other U.S.-listed companies that may fit a growth investment strategy.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE HEALTH CARE, CONSUMER DISCRETIONARY AND INDUSTRIALS SECTORS —

A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the health care, consumer discretionary or industrials sector.  Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in these sectors.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sectors than a different investment linked to securities of a more broadly diversified group of issuers.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE American depositary shares (“ADSs”) OF Ascendis Pharma A/S AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF ASCENDIS PHARMA A/S —

There are important differences between the rights of holders of the ADSs of Ascendis Pharma A/S and the rights of holders of the ordinary shares of Ascendis Pharma A/S, which we refer to as the underlying stock. For example, the issuer of the underlying stock may make distributions in respect of the underlying stock that are not passed on to the holders of the ADSs of Ascendis Pharma A/S. Any such differences between the rights of holders of the underlying stock may be significant and may materially and adversely affect the value of the ADSs of Ascendis Pharma A/S and, as a result, the notes.

•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES WITH RESPECT TO THE COMMON SHARES OF THE ADSs OF ASCENDIS PHARMA A/S —

The ADSs of Ascendis Pharma A/S have been issued by a non-U.S. company. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE Common shares of beneficial interest of Americold Realty Trust, THE Common stock of Ulta Beauty, Inc., THE COMMON STOCK OF THE WALT DISNEY COMPANY, THE CLASS A COMMON STOCK of PELOTON INTERACTIVE AND THE CLASS A COMMON STOCK of VIVINT SMART HOME, INC. —

On January 29, 2017, Ulta Beauty implemented a holding company reorganization pursuant to which Ulta Beauty became the successor to Ulta Salon, Cosmetics & Fragrance, Inc., the formerly publicly traded company and now a wholly owned subsidiary of Ulta Beauty. On March 20, 2019, The Walt Disney Company acquired all of the outstanding shares of Twenty-First Century Fox, Inc. and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”), and The Walt Disney Company became the successor SEC registrant to Legacy Disney. The common shares of beneficial interest of Americold Realty Trust commenced trading on the New York Stock Exchange on January 19, 2018, the common stock of Ulta Beauty, Inc. commenced trading on The NASDAQ Stock Market on January 30, 2017, the common stock of The Walt Disney Company commenced trading on the New York Stock Exchange on March 20, 2019, the Class A common stock of Peloton Interactive commenced trading on The NASDAQ Stock Market on September 26, 2019 and the Class A common stock of Vivint Smart Home, Inc. commenced trading on the New York Stock Exchange on December 8, 2017 and therefore have limited historical performance. Past performance should not be considered indicative of future performance.

PS-8 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT —

Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event.  The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes.  The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-9 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

The Basket

The return on the notes is linked to the J.P. Morgan Growth Focus Basket (Mar 2021) (the “Basket”), an equally weighted basket consisting of 40 Reference Stocks of U.S.-listed companies that may fit a growth investment strategy.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number / FDIC Certificate Number	Closing Price on March 8, 2021
Common stock of Honeywell International Inc., par value $1.00 per share	HON	New York Stock Exchange	001-08974	$207.70
Common stock of Mercury Systems, Inc., par value $0.01 per share	MRCY	The NASDAQ Stock Market	000-23599	$61.26
Common stock of Norfolk Southern Corporation, par value $1.00 per share	NSC	New York Stock Exchange	001-08339	$259.22
Class A common stock of Constellation Brands, Inc., par value $0.01 per share	STZ	New York Stock Exchange	001-08495	$220.63
Common stock of Five Below, Inc., par value $0.01 per share	FIVE	The NASDAQ Stock Market	001-35600	$186.43
Common stock of Fortune Brands Home & Security, Inc., par value $0.01 per share	FBHS	New York Stock Exchange	001-35166	$86.96
Common stock of lululemon athletica inc., par value $0.005 per share	LULU	The NASDAQ Stock Market	001-33608	$288.94
Common stock of Target Corporation, par value $0.0833 per share	TGT	New York Stock Exchange	001-06049	$176.87
Common stock of Wynn Resorts, Limited, par value $0.01 per share	WYNN	The NASDAQ Stock Market	000-50028	$133.74
Common stock of Ameren Corporation, par value $0.01 per share	AEE	New York Stock Exchange	001-14756	$74.19
Common shares of beneficial interest of Americold Realty Trust, par value $0.01 per share	COLD	New York Stock Exchange	001-34723	$33.90
Common shares of beneficial interest of Corporate Office Properties Trust, par value $0.01 per share	OFC	New York Stock Exchange	001-14023	$27.31
Common stock of Prologis Inc., par value $0.01 per share	PLD	New York Stock Exchange	001-13545	$95.95
Common stock of SVB Financial Group, par value $0.001 per share	SIVB	The NASDAQ Stock Market	001-39154	$511.15
Common stock of Agios Pharmaceuticals, Inc., par value $0.001 per share	AGIO	The NASDAQ Stock Market	001-36014	$48.31
American depositary shares, each representing one ordinary share, nominal value DKK 1 per share, of Ascendis Pharma A/S	ASND	The NASDAQ Stock Market	001-36815	$141.26
PS-10 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number / FDIC Certificate Number	Closing Price on March 8, 2021
Common stock of BioMarin Pharmaceutical Inc., par value $0.001 per share	BMRN	The NASDAQ Stock Market	000-26727	$76.59
Common stock of Boston Scientific Corporation, par value $0.01 per share	BSX	New York Stock Exchange	001-11083	$39.52
Common stock of Danaher Corporation, par value $0.01 per share	DHR	New York Stock Exchange	001-08089	$212.38
Common stock of Eli Lilly and Company, no par value	LLY	New York Stock Exchange	001-06351	$207.03
Common stock of Humana Inc., par value $0.16 2/3 per share	HUM	New York Stock Exchange	001-05975	$401.07
Common stock of Karyopharm Therapeutics Inc., par value $0.0001 per share	KPTI	The NASDAQ Stock Market	001-36167	$11.09
Class A common stock of Hostess Brands, Inc., par value $0.0001 per share	TWNK	The NASDAQ Stock Market	001-37540	$14.89
Common stock of Ulta Beauty, Inc., par value $0.01 per share	ULTA	The NASDAQ Stock Market	001-33764	$345.77
Common stock of Dominion Energy, Inc., no par value	D	New York Stock Exchange	001-08489	$72.00
Common stock of Targa Resources Corp., par value $0.001 per share	TRGP	New York Stock Exchange	001-34991	$34.32
Common stock of Baxter International Inc., par value $1.00 per share	BAX	New York Stock Exchange	001-04448	$78.28
Common stock of Penumbra, Inc., par value $0.001 per share	PEN	New York Stock Exchange	001-37557	$263.75
Common stock of Thermo Fisher Scientific Inc., par value $1.00 per share	TMO	New York Stock Exchange	001-08002	$439.85
Common stock of UnitedHealth Group Incorporated, par value $0.01 per share	UNH	New York Stock Exchange	001-10864	$350.17
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	The NASDAQ Stock Market	000-22513	$2,951.95
Class A common stock of Charter Communications, Inc., par value $0.001 per share	CHTR	The NASDAQ Stock Market	001-33664	$612.38
Common stock of The Walt Disney Company, par value $0.01 per share	DIS	New York Stock Exchange	001-38842	$201.91
Class A common stock of Peloton Interactive, par value $0.000025 per share	PTON	The NASDAQ Stock Market	001-39058	$101.35
Common stock of Arista Networks, Inc., par value $0.0001 per share	ANET	New York Stock Exchange	001-36468	$267.83
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	The NASDAQ Stock Market	001-37845	$227.39
Common stock of TransUnion, par value $0.01 per share	TRU	New York Stock Exchange	001-37470	$87.97
Common stock of Varonis Systems, Inc., par value $0.001 per share	VRNS	The NASDAQ Stock Market	001-36324	$155.83
Common stock of Verisk Systems, Inc., par value $0.001 per share	VRSK	The NASDAQ Stock Market	001-34480	$171.65
Class A common stock of Vivint Smart Home, Inc., par value $0.0001 per share	VVNT	New York Stock Exchange	001-38246	$14.64
PS-11 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Honeywell International Inc. is a technology and manufacturing company that offers aerospace products and services, energy efficient products and solutions for businesses, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals and productivity, sensing, safety and security technologies for buildings and industries.
•	Mercury Systems, Inc. is a technology company serving the aerospace and defense industry.
•	Norfolk Southern Corporation engages in the rail transportation of raw materials, intermediate products and finished goods.
•	Constellation Brands, Inc. is an international producer and marketer of beer, wine and spirits.
•	Five Below, Inc. is a specialty value retailer offering a range of merchandise targeted at the tween and teen customer.
•	Fortune Brands Home & Security, Inc.is a home and security products company, with a portfolio of branded products used for residential home repair, remodeling, new construction and security applications.
•	lululemon athletica inc. is a designer, distributor and retailer of athletic apparel and accessories.
•	Target Corporation sells an assortment of general merchandise and food through its general merchandise stores, small format stores and digital channels.
•	Wynn Resorts, Limited is a designer, developer and operator of integrated resorts featuring hotel rooms, retail space, dining and entertainment options, meeting and convention facilities and gaming.
•	Ameren Corporation is a public utility holding company, with equity interests in subsidiaries that operate a rate-regulated electric generation, transmission, and distribution business and a rate-regulated natural gas distribution business in Missouri, rate-regulated electric transmission, electric distribution, and natural gas distribution businesses in Illinois and a Federal Energy Regulatory Commission rate-regulated electric transmission business in the Midcontinent Independent System Operator, Inc.
•	Americold Realty Trust is a real estate investment trust focused on the ownership, operation, acquisition and development of temperature-controlled warehouses.
•	Corporate Office Properties Trust is a real estate investment trust that owns, manages, leases, develops and acquires office and data center properties, with a majority of its portfolio in locations that support the United States Government and its contractors.
•	Prologis Inc. is a real estate investment trust that owns, manages and develops logistics facilities.
•	SVB Financial Group is a financial services company that offers banking and financial products and services.
•	Agios Pharmaceuticals, Inc. is a biopharmaceutical company operating in the field of cellular metabolism and adjacent areas of biology.
•	Ascendis Pharma A/S, a Danish company, is a biopharmaceutical company that is developing product candidates for rare endocrine diseases and oncology.
•	BioMarin Pharmaceutical Inc. is a global biotechnology company that develops and commercializes therapies for rare diseases and medical conditions.
•	Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a range of interventional medical specialties.
•	Danaher Corporation designs, manufacturers and markets professional, medical, industrial and commercial products and services.
•	Eli Lilly and Company discovers, develops, manufacturers and markets human pharmaceutical products.
•	Humana Inc. is a health and well-being company that offers clinical capabilities, resources and tools, such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions.
•	Karyopharm Therapeutics Inc. is a pharmaceutical company engaged in the discovery, development and commercialization of drugs directed against nuclear transport and related targets for the treatment of cancer and other diseases.
•	Hostess Brands, Inc. is a packaged food company focused on developing, manufacturing, selling and distributing baked goods in North America.
•	Ulta Beauty, Inc. is a beauty retailer in the United States, offering cosmetics, fragrance, skin care products, hair care products and salon services. On January 29, 2017, Ulta Beauty, Inc. implemented a holding company reorganization pursuant to which Ulta Beauty, Inc. became the successor to Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta Salon”), the formerly publicly traded company and now a wholly owned subsidiary of Ulta Beauty, Inc.
•	Dominion Energy, Inc. is a producer and transporter of energy and a provider of electricity, natural gas and related services to customers primarily in the eastern and Rocky Mountain regions of the United States.
•	Targa Resources Corp. is a provider of midstream services and is an independent midstream energy company that owns, operates, acquires and develops a portfolio of midstream energy assets.
•	Baxter International Inc. provides a portfolio of healthcare products, including acute and chronic dialysis therapies; sterile intravenous solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products.
PS-12 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

•	Penumbra, Inc. is a healthcare company that designs, develops, manufactures and markets medical devices and has a portfolio of products in the neurovascular, vascular and neurosurgical markets.
•	Thermo Fisher Scientific Inc. serves pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings by providing life science solutions, analytical instruments, specialty diagnostics and laboratory products and services.
•	UnitedHealth Group Incorporated is a health care company that provides health care benefits to an array of customers and markets and that operates a health services business serving the health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers.
•	Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers programs that enable sellers to sell their products in its stores and to fulfill orders through Amazon.com, Inc.; offers developers and enterprises a set of global compute, storage, database and other service offerings; serves authors and independent publishers with an online service that lets independent authors and publishers choose a royalty option and make their books available in the Kindle Store, along with its own publishing arm; and offers programs that allow authors, musicians, filmmakers, skill and app developers and others to publish and sell content.
•	Charter Communications, Inc. is a cable operator and a broadband communications services company providing video, Internet and voice services to residential and small and medium business customers. Charter Communications, Inc. also (i) offers mobile service to residential and small and medium business customers, (ii) sells video and online advertising inventory to local, regional and national advertising customers and communications and managed solutions to larger enterprise customers and (iii) owns and operates regional sports networks and local sports, news and community channels.
•	The Walt Disney Company is an entertainment company with operations in media networks; parks, experiences and products; studio entertainment; and direct-to-consumer and international products. On March 20, 2019, The Walt Disney Company acquired all of the outstanding shares of Twenty-First Century Fox, Inc. and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”), and The Walt Disney Company became the successor SEC registrant to Legacy Disney.
•	Peloton Interactive operates an interactive fitness platform and sells related fitness products.
•	Arista Networks, Inc. provides cloud networking solutions for datacenter and campus environments.
•	Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.
•	TransUnion is credit reporting agency that provides consumer reports, insights and analytics such as credit and other scores, and decisioning capabilities to businesses.
•	Varonis Systems, Inc. is a software company that specializes in data protection, threat detection and response and compliance.
•	Verisk Systems, Inc. is a data analytics provider serving customers in insurance, energy and specialized markets, and financial services.
•	Vivint Smart Home, Inc. is a smart home technology company.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from September 27, 2019 through March 5, 2021. The graph of the historical performance of the Basket assumes that the closing level of the Basket on September 27, 2019 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date. The other graphs below set forth the historical performance of the Reference Stocks (other than the common shares of beneficial interest of Americold Realty Trust, the common stock of Ulta Beauty, Inc., the common stock of The Walt Disney Company, the Class A common stock of Peloton Interactive and the Class A common stock of Vivint Smart Home, Inc.) from January 8, 2016 through March 5, 2021, the historical performance of the common shares of beneficial interest of Americold Realty Trust based on the weekly historical closing prices of one common share of beneficial interest of Americold Realty Trust from January 19, 2018 through March 5, 2021, the historical performance of the common stock of Ulta Salon from January 8, 2016 through January 27, 2017 and the historical performance of the common stock of Ulta Beauty, Inc. based on the weekly historical closing prices of one share of the common stock of Ulta Beauty, Inc. from February 3, 2017 through March 5, 2021, the historical performance of the common stock of Legacy Disney, par value $0.01 per share, based on the weekly closing prices of one share of the common stock of Legacy Disney from January 8, 2016 through March 15, 2019 and the historical performance of the common stock of The Walt Disney Company based on the weekly historical closing prices of one share of the common stock of The Walt Disney Company from March 22, 2019 through March 5, 2021, the historical performance of the Class A common stock of Peloton Interactive based on the weekly historical closing prices of one share of the Class A common stock of Peloton Interactive from September 27, 2019 through March 5, 2021 and the historical performance of the Class A common stock of Vivint Smart Home, Inc. based on the weekly historical closing prices of one share of the Class A common stock of Vivint Smart Home, Inc. from December 8, 2017 through March 5, 2021. The common shares of beneficial interest of Americold Realty Trust commenced trading on the New York Stock Exchange on January 19, 2018, the common stock of Ulta Beauty, Inc. commenced trading on The NASDAQ Stock Market on January 30, 2017, the same symbol under which the common stock of Ulta Salon previously traded on The

PS-13 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

NASDAQ Stock Market, the common stock of The Walt Disney Company commenced trading on the New York Stock Exchange under the ticker symbol “DIS” on March 20, 2019, the same symbol under which the common stock of Legacy Disney previously traded on the New York Stock Exchange, the Class A common stock of Peloton Interactive commenced trading on The NASDAQ Stock Market on September 26, 2019 and the Class A common stock of Vivint Smart Home, Inc. commenced trading on the New York Stock Exchange on December 8, 2017 and therefore have limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-14 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-15 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-16 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-17 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-18 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-19 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-20 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-21 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

†The vertical dotted line in the graph indicates January 30, 2017, which was the first day of trading of the Reference Stock.  In the graph, the performance to the left of the vertical dotted line reflects the common stock of Ulta Salon and the performance to the right of the vertical dotted line reflects the Reference Stock.

PS-22 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-23 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-24 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-25 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

†The vertical dotted line in the graph indicates March 20, 2019. In the graph, the performance to the left of the vertical dotted line reflects the common stock of Legacy Disney and the performance to the right of the vertical dotted line reflects the common stock of The Walt Disney Company.

PS-26 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

PS-27 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

PS-28 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Regulations under Code Section 871(m) impose a 30% withholding tax (or a lower rate under an applicable treaty) on certain “dividend equivalents” paid or deemed paid to non-U.S. Holders with respect to derivatives linked to U.S. stocks, even in cases where the derivatives do not provide for payments explicitly linked to dividends. Moreover, the applicable Treasury regulations generally require a “look through” of certain partnerships that own stock of U.S. corporations. Accordingly, the applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the notes are directly traceable to any such dividends. Each such linked U.S. stock and U.S. stock owned by an applicable partnership is an “Underlying Security.”

Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m).

We have estimated the aggregate quarterly implicit dividend equivalent amounts relating to all Underlying Securities with respect to a note as 0.20%. We will treat these amounts as paid quarterly on March 31, 2021, on June 30, 2021, on September 30, 2021, on December 31, 2021 and on March 31, 2022, respectively. If you are a non-U.S. Holder, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated implicit dividend equivalent amounts from your payment at maturity, if not sooner, based on the payment schedule listed above. Furthermore, if you sell or otherwise dispose of the notes prior to maturity, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of any estimated implicit dividend equivalent amounts that have accrued on the notes and that have not already been withheld on. We will not provide any further information concerning the actual dividend equivalent amounts, which may differ from our estimated implicit dividend equivalent amounts. You should consult your tax adviser regarding the application of these rules.

Our determinations (including with respect to the dividend equivalent amounts) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

We will not pay any additional amounts with respect to any withholding tax.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

PS-29 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

PS-30 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-31 | Structured Investments Insight Notes Linked to the J.P. Morgan Growth Focus Basket (Mar 2021)